Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
Investor Relations Contact: Chris Peracchi (214) 368-2084

EXCO RESOURCES, INC. ANNOUNCES OPERATIONAL AND FINANCIAL UPDATE
FOR YEAR-END 2015

DALLAS, TEXAS, February 8, 2016…EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the "Company") is providing an operational and financial update, which includes select preliminary unaudited financial and reserve data, for the quarter and year ended December 31, 2015.

Highlights

•	Estimated liquidity of $334 million as of December 31, 2015

•
Repurchased $41 million aggregate principal amount of its 7.5% senior unsecured notes due September 15, 2018 ("2018 Notes") at an average price of 29% of principal amount, capturing $29 million of discount to face value

•	Estimated production of 29.3 Bcfe for the fourth quarter 2015 and 124.0 Bcfe for the full year 2015, both in-line with the mid-point of guidance

•
Estimated proved reserves of 907.3 Bcfe and PV-10 calculated using the prices prescribed by the Securities and Exchange Commission ("SEC PV-10") of $402 million, as of December 31, 2015. PV-10 of proved reserves based on NYMEX futures prices as of December 31, 2015 ("NYMEX PV-10") was $811 million(*)

Liquidity

EXCO executed a series of transactions in the fourth quarter of 2015 to enhance its liquidity and financial flexibility, including the execution of a 12.5% senior secured second lien term loan in the aggregate principal amount of $300 million (“Fairfax Term Loan”) and a 12.5% senior secured second lien term loan in the aggregate principal amount of $400 million (“Exchange Term Loan”). The proceeds from the Fairfax Term Loan were used to reduce approximately $300 million of outstanding indebtedness under EXCO’s credit agreement (“Credit Agreement”). EXCO used the proceeds from the Exchange Term Loan to repurchase an aggregate of $551 million principal amount of 2018 Notes and an aggregate of $277 million principal amount of EXCO’s 8.5% senior unsecured notes due April 15, 2022 (“2022 Notes”). In addition, EXCO repurchased an aggregate of $41 million principal amount of 2018 Notes through open market purchases in the fourth quarter of 2015 with $12 million of cash. These transactions reduced EXCO's aggregate principal amount by $402 million from September 30, 2015 to December 31, 2015 and resulted in $334 million in liquidity as of December 31, 2015.

EXCO is currently evaluating additional liability management transactions including the issuance of additional indebtedness, the restructuring or repurchase of existing indebtedness, issuance of equity, divestitures of assets or similar transactions. The Company currently has approximately $125 million of third lien capacity which allows EXCO to pursue future exchanges or issuances of secured indebtedness.

EXCO's Board of Directors approved a 2016 capital budget of $103 million. The development activities totaling $70 million for the first half of 2016 will be focused on natural gas drilling and completion activities in North Louisiana and East Texas. The approved capital budget also includes $33 million to fund field operations, land, capitalized corporate costs and other expenditures for the full year 2016. During 2016, we will continue to evaluate market conditions and recommend approval from the Board of Directors for drilling and completion funding for the second half of the year. EXCO expects to fund the capital budget with cash flow from operations and borrowings under the Credit Agreement.

Table 1: Estimated liquidity and indebtedness schedule
4Q 15; $MM

		12/31/15
Factors	Unit	Estimated
Borrowing base on revolver	$MM	375
Amount drawn on revolver	$MM	67
Letters of credit	$MM	7
Available for borrowing	$MM	301
Cash (1)	$MM	33
Liquidity (2)	$MM	334

Credit Agreement	$MM	67
Exchange Term Loan	$MM	400
Fairfax Term Loan	$MM	300
2018 Notes	$MM	158
2022 Notes	$MM	223
Total Debt (3)	$MM	1,148

(1)	Includes restricted cash of $21 million at December 31, 2015.

(2)	Liquidity is calculated as the unused borrowing base under the Credit Agreement plus cash.

(3)	Represents total principal balance outstanding. See Table 2 below for reconciliation to carrying value.

Table 2: Reconciliation of carrying value to principal
4Q 15; $MM

		12/31/15 (Estimated)
Factors	Unit	Carrying value	Deferred reduction in carrying value (1)	Unamortized discount/deferred financing costs	Principal balance
Credit Agreement	$MM	67			67
Exchange Term Loan (1)	$MM	641	(241)		400
Fairfax Term Loan	$MM	300			300
2018 Notes	$MM	157		1	158
2022 Notes	$MM	223			223
Deferred financing costs, net	$MM	(18)		18	—
Total Debt	$MM	1,370			1,148

(1)
The issuance of the Exchange Term Loan and related repurchases of 2018 Notes and 2022 Notes were accounted for as a troubled debt restructuring pursuant to FASB ASC 470-60, Troubled Debt Restructuring by Debtors. EXCO determined that the future undiscounted cash flows from the Exchange Term Loan through its maturity were less than the carrying amounts of the retired 2018 Notes and 2022 Notes. As a result, the Company adjusted its carrying amount of the Exchange Term Loan to equal the total future cash payments, including interest and principal.  Subsequently, all cash payments under the terms of the Exchange Term Loan, whether designated as interest or as face amount, will reduce the carrying amount and no interest expense will be recognized. As such, the Company's reported interest expense will be significantly less than the contractual interest payments throughout the term of the Exchange Term Loan.

Production

EXCO's estimated production was 29.3 Bcfe, or 319 Mmcfe per day, for the fourth quarter 2015, and 124.0 Bcfe, or 340 Mmcfe per day, for the full year 2015, in-line with the mid-point of guidance. Estimated total production consisted of 609 Mbbls of oil and 25.7 Bcf of natural gas for the fourth quarter 2015 and 2,342 Mbbls of oil and 109.9 Bcf of natural gas for the full year 2015. Total production decreased by an estimated 2.0 Bcfe, or 6%, from the third quarter 2015 and decreased by an estimated 11.8 Bcfe, or 9%, from the year ended December 31, 2014. The decrease is primarily the result of normal production declines in the North Louisiana region from reduced development activities and lower production in the Appalachia region as EXCO pro-actively shut-in wells due to low regional natural gas prices. The Appalachia shut-in volume averaged 10.7 Mmcfe per day in the fourth quarter 2015. This decrease was partially offset by increased production in East Texas as this region was the primary focus of the Company's 2015 development program.

Proved reserves

Estimated proved reserves as of December 31, 2015, were 907.3 Bcfe with an SEC PV-10 of $402 million. For the year ended December 31, 2015, the SEC reference prices were $2.59 per Mmbtu for natural gas and $50.28 per Bbl for oil. Each of the reference prices for oil and natural gas was adjusted for regional differentials. The SEC reference prices used were held flat for the life of the reserves. The NYMEX PV-10 of estimated proved reserves as of December 31, 2015 was $811 million(*). See the "Non-GAAP Financial Measures" section of this press release for additional information.

Table 3: Summary of the estimated SEC proved reserves
'14 Actual -'15 Estimated; mixed measures

		Year-to-Date
		12/31/15	12/31/14
Factors	Unit	Estimated	Actual
Equivalent reserves
Developed	Mmcfe	437,268	591,210
Undeveloped	Mmcfe	470,040	672,586
Total	Mmcfe	907,308	1,263,796

SEC PV-10
Developed	$MM	369	1,118
Undeveloped	$MM	33	425
Total	$MM	402	1,543

Standardized Measure (1)	$MM	402	1,543

(1)
There is no difference in Standardized Measure, a GAAP measure, and SEC PV-10 for all years presented as the impacts of net operating loss carry-forwards eliminated future income taxes. Under the Standardized Measure, future cash flows are estimated by applying the simple average spot prices for the trailing 12 month period using the first day of each month beginning on January 1 and ending on December 1 of each respective year, adjusted for price differentials, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end and future plugging and abandonment costs to determine pre-tax cash inflows. Future income taxes are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

During 2015, EXCO added 198.1 Bcfe through discoveries and extensions primarily as a result of its development programs of the Haynesville and Bossier shales in East Texas and the Eagle Ford shale in South Texas. The revisions of previous estimates included downward revisions to proved reserve quantities of 615.8 Bcfe as a result of decreased commodity prices, which shortened the economic life of certain producing properties and resulted in the reclassification of proved undeveloped properties to unproved locations as those properties became uneconomical when using prices prescribed by the SEC. The SEC reference natural gas price decreased 40% to $2.59 per Mmbtu for the year ended December 31, 2015 from $4.35 per Mmbtu for the year ended December 31, 2014, and the SEC reference oil price decreased 47% to $50.28 per Bbl for the year ended December 31, 2015 from $94.99 per Bbl for the year ended December 31, 2014. The revisions of previous estimates also included 183.8 Bcfe of upward revisions due to performance and other factors. This included 152.2 Bcfe of upward revisions in the North Louisiana region primarily due to modifications in the well design to incorporate more proppant and longer laterals. The upward revisions also included 36.7 Bcfe from the East Texas region primarily due to strong results in both the Haynesville and Bossier shales based on similar modifications in the well design. Reserves were also reduced by 124.0 Bcfe of production during the year.

Pursuant to Rule 4-10(c)(4) of Regulation S-X, at the end of each quarterly period, companies that use the full cost method of accounting for their oil and natural gas properties must compute a limitation on capitalized costs ("ceiling test"). As a result of continued depressed commodity prices, EXCO is expected to recognize an impairment between $200 million and $230 million to its proved oil and natural gas properties for the fourth quarter 2015. This preliminary estimate of impairment is subject to the completion of the Company's financial closing procedures. Accordingly, these results are subject to change.

Risk management

Table 4: Hedging position as of December 31, 2015
4Q 15; mixed measures

		Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
		12/31/16		12/31/17		12/31/18
Factors	Unit	Volume	Strike Price	Volume	Strike Price	Volume	Strike Price
Natural gas
Fixed price swaps - Henry Hub	Bbtu/$/Mmbtu	34,770	$3.09	10,950	$3.28	3,650	$3.15

Oil
Fixed price swaps - WTI	Mbbl/$/Bbl	915	61.89	—	—	—	—
EXCO's derivative financial instruments were comprised of oil and natural gas swaps as of December 31, 2015. In the fourth quarter of 2015, the Company converted all of its remaining 2016 three-way collars to fixed-price swaps covering 10,980 Bbtu of natural gas at an average price of $2.78 per Mmbtu.

The Company's derivative financial instruments covered approximately 68% of estimated production volumes for the full year 2015. In January 2016, EXCO entered into swaption contracts that included fixed price swaps covering 6,700 Bbtu of natural gas at a price of $2.76 per Mmbtu for 2016 in exchange for an option on behalf of the counterparty to swap 7,300 Bbtu of natural gas at a price of $2.76 per Mmbtu for 2017. The Company also entered into fixed price swaps covering 6,700 Bbtu of natural gas at a price of $2.52 per Mmbtu for 2016.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which the Company has no control. Such factors include, but are not limited to: the continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in the Company’s reports on file with the SEC. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Preliminary Results

The information in this release is unaudited and subject to revision. Audited and final results will be provided in the press release announcing fourth quarter and full year 2015 results ahead of the Company’s earnings call on Wednesday, March 2, 2016, at 9:00 a.m. (central time). The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which will also contain the Company’s final results for 2015, is anticipated to be filed on or about March 2, 2016.

Non-GAAP Financial Measures

Certain non-GAAP (as defined below) financial measures are set forth in this release. A non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). SEC PV-10 and NYMEX PV-10 as used in this release are considered non-GAAP financial measures. EXCO believes that SEC PV-10, while not a financial measure in accordance with U.S. GAAP, is an important financial measure used by investors and independent oil and natural gas producers for evaluating the relative significance of oil and natural gas properties and acquisitions due to tax characteristics which can differ significantly among comparable companies. The total Standardized Measure, a measure recognized under GAAP, as of December 31, 2015 was approximately $402 million. The Standardized Measure represents the SEC PV-10 after giving effect to income taxes, and is calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 932, Extractive Activities, Oil and Gas. There is no difference in Standardized Measure and SEC PV-10 for all years presented in this release as the impacts of net operating loss carry-forwards eliminated future income taxes.

The NYMEX PV-10 as disclosed in this release differs from the Standardized Measure, a GAAP measure, primarily due to the oil and natural gas prices utilized in the determination of future net cash flows. EXCO believes that NYMEX PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows in the current commodity price environment. There is not a corresponding GAAP measure for NYMEX PV-10 of proved reserves calculated using prices other than those prescribed by the SEC. Accordingly, it is not practicable to reconcile NYMEX PV-10 as of December 31, 2015 to the Standardized Measure.

(*)
NYMEX futures prices as of December 31, 2015, included natural gas prices per Mmbtu of $2.49 for 2016, $2.79 for 2017, $2.91 for 2018, $3.03 for 2019, $3.18 for 2020, $3.31 for 2021, $3.46 for 2022, $3.61 for 2023, $3.74 for 2024, $3.88 for 2025 and $4.00 thereafter, and oil prices per Bbl of $41.44 for 2016, $46.47 for 2017, $49.70 for 2018, $52.19 for 2019, $53.77 for 2020, $54.75 for 2021, $55.29 for 2022, $55.71 for 2023, and $57.50 thereafter.